EXHIBIT 4.1
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                             STOCK OPTION AGREEMENT


         I, Peter S. Balise, do hereby grant on this 1st day of June, 1998 to James M. Koller (the "Optionee") the right and option to purchase all or any part of a total of 50,000 shares of common stock of The Publishing Company of North America, Inc. (the "Company") which I personally own as of the date above. These options shall vest and first become exercisable immediately after the 1999 Annual Meeting of the Shareholders of the Company, subject to the Optionee's employment with the Company at that time, and shall remain exercisable for a period of ten years from the date granted. The purchase price of the shares of common stock pursuant to this option shall be $1.00 per share.

                                                       /s/ Peter S. Balise
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                                                       Peter S. Balise